EXHIBIT 99.1

Community Bancorp. Reports First Quarter 2026 Earnings

For immediate release

Derby, VT: April 21, 2026 --- Community Bancorp. (NASDAQ:CMTV), the parent company of Community National Bank (the “Bank”), reported consolidated earnings for the first quarter ended March 31, 2026, of $4.4 million or $0.78 per share, an increase of $843,645 or 23.93% compared to $3.5 million or $0.62 per share reported for the first quarter of 2025.

First Quarter 2026 Financial Highlights and Key Performance Indicators (KPIs):

(Unaudited)

Quarter Ended
March 31, 2026
Return on average assets	1.42%
Pre-tax, pre-provision net revenue return on average assets	1.83%
Return on average shareholders’ equity	15.31%
Net Interest Margin	3.81%
Efficiency Ratio	57.4%
Noninterest expense to average assets	2.29%
Dividend payout	31.96%
Fully diluted tangible book value per common share (1)	$18.81
Total capital to risk-weighted assets (2)	15.63%
Total common equity tier 1 capital to risk-weighted assets (2)	14.38%
Tier I Capital to Average Assets (2)	10.17%
Tangible common equity to tangible assets (1)	8.60%
Earnings per common share	$0.78
Weighted average number of common shares used in computing earnings per share	5,586,133

(1)	Refer to the “Reconciliation of GAAP to Non-GAAP Measures” section of this document for additional detail.
(2)	Represents Bank-only ratios. Current period capital ratios are preliminary subject to finalization of the Bank’s March 31, 2026 FDIC Call Report.

Total assets for the Company at March 31, 2026, were $1.24 billion, a decrease of $52.3 million from year end 2025, but $47 million or 3.99% higher compared to $1.12 billion as of March 31, 2025. Contributing to the Company’s year-over-year growth in assets was growth in the Company’s gross loan portfolio of $43.6 million, or 4.64%, compared to the 2025 period. Deposit balances increased $38 million, or 3.89%, compared to the same period in 2025 The year-over-year loan growth was primarily funded by a combination of cash, maturities of securities, as well as an increase in core and brokered deposits.

The Company’s securities portfolio totaled $138 million as of March 31, 2026, a 4.67% decrease compared to $145 million as of December 31, 2025. As stated above, the cashflow from maturing securities was used to fund loan growth during the year. The portfolio is classified as available-for-sale and is required to be reported at fair market value with the unrealized loss, net of a deferred tax adjustment, as an adjustment to total equity. Such unrealized losses reflect the interest rate environment, as current rates remain below the coupon rates on the securities, resulting in a fair market value lower than current book values. As of March 31, 2026, the adjustment to equity was $9.8 million, representing an improvement of $3.6 million from the adjustment to equity of $13.4 million as of March 31, 2025.

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Total net interest income for the first quarter ended March 31, 2026, increased $1.5 million, or 15.99%, to $11 million, compared to $9.4 million for the same quarter in 2025. The year-over-year improvement reflects an increase of $1.2 million, or 9.21%, in interest and fees on loans due to strong loan growth and higher yields, as well as higher interest on federal funds sold and overnight deposits of $335,150.

The provision for credit losses for the first quarter ended March 31, 2026, was $391,505, compared to $325,054 for the same period in 2025. The provision for credit losses for March 31, 2026, was determined under Accounting Standard No. 2016-13, Measurement of Credit Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses, or CECL.

Total non interest income for the first quarter ended March 31, 2026 was $1.7 million, an increase of $166,731, or 11%, from $1.6 million for the same period in 2025.

Equity capital increased to $116.8 million, with a book value per share of $20.88, as of March 31, 2026, compared to equity capital of $113.7 million and a book value per share of $20.36 as of December 31, 2025. This change includes an increase of $164,132 in unrealized losses in the investment portfolio year to date and a decrease of $3.6 million year over year, due to changing bond rates, which increased the fair market value of the investment portfolio, as well as an increase of $2.9 million in the current year first quarter and an increase of $12.2 million year over year in retained earnings. The unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios. In the fourth quarter of 2025, the Company completed the optional redemption of all fifteen of the Company’s outstanding shares of its Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock. The preferred stock value of $1,500,000 was included in the Company’s equity capital as of March 31, 2025.

President and CEO Christopher Caldwell commented on the Company’s results: “The first quarter of 2026 was a continuation of the strong performance of our bank. We continue to stress the value of relationship banking throughout our footprint. This quarter we were able to uplist to the Nasdaq Capital Markets exchange. This move has generated improved liquidity and price for our shareholders. Our performance continues to help us provide a strong return to our shareholders and our communities. We are pleased to see our tangible book value increase in the first quarter by 4% while our quarter earnings per share increased by 26% compared to March 31, 2025. We remain committed to running a bank that our communities find helpful and beneficial while supporting our investors’ trust in our company”.

As previously announced, the Company declared a quarterly cash dividend of $0.25 per share payable May 1, 2026, to shareholders of record as of April 26, 2026.

About Community Bancorp.

Community Bancorp. is the parent holding company for Community National Bank, headquartered in Derby, Vermont. Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general national or regional economic conditions, national fiscal or monetary policies, or national or international tariff or trade conditions result in a deterioration of the credit quality of our loan portfolio or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. The Company cautions you not to rely unduly on forward-looking statements because the assumptions, beliefs, expectations, and projections about future events may, and often do, differ materially from actual results or events. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Use of Non-GAAP Financial Measures

In addition to evaluating the Company’s results of operations in accordance with generally accepted accounting principles in the United States (“GAAP”), management supplements this evaluation with certain non-GAAP financial measures such as pre-tax, pre-provision income; fully diluted tangible book value per common share and tangible common equity to tangible assets. Management believe these non-GAAP financial measures help investors better understand the Company’s operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliations to the comparable GAAP financial measures can be found at the end of this document.

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Community Bancorp. And Subsidiary

Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
	2026	2025
Assets
Cash and due from banks	$9,512,920	$11,802,391
Federal funds sold and overnight deposits	55,086,179	116,259,370
Total cash and cash equivalents	64,599,099	128,061,761
Securities available-for-sale (amortized cost $150,158,141 and $156,694,754 at 03/31/26 and 12/31/25, respectively	137,784,382	144,528,758
Restricted equity securities, at cost	2,902,450	2,933,050
Loans held-for-sale	300,000	138,000
Loans	983,876,487	965,285,662
Allowance for credit losses	(11,280,241)	(10,864,983)
Deferred net loan costs	852,511	786,604
Net loans	973,448,757	955,207,283
Bank premises and equipment, net	12,035,404	12,090,886
Accrued interest receivable	5,298,063	4,607,975
Bank owned life insurance	5,416,653	5,398,085
Goodwill	11,574,269	11,574,269
Other real estate owned	-	319,019
Other assets	21,925,695	22,699,860
Total assets	$1,235,284,772	$1,287,558,946
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand, non-interest bearing	$199,316,812	$218,842,543
Interest-bearing transaction accounts	291,067,383	299,636,739
Money market funds	148,980,329	187,132,921
Savings	147,941,226	142,543,291
Time deposits, $250,000 and over	166,165,700	46,913,997
Other time deposits	64,295,307	175,598,510
Total deposits	1,017,766,757	1,070,668,001
Repurchase agreements	40,086,527	41,498,171
Borrowed funds	35,975,022	35,975,022
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	11,726,716	12,843,774
Total liabilities	1,118,442,022	1,173,871,968
Shareholders’ Equity
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,896,981 shares issued at 03/31/26, 5,882,266 shares issued at 12/31/25 and 5,830,269 shares issued at 03/31/25	14,742,453	14,705,665
Additional paid-in capital	40,410,499	40,076,561
Retained earnings	75,997,719	73,021,908
Accumulated other comprehensive loss	(9,775,269)	(9,611,137)
Less: treasury stock, at cost; 300,409 shares at 03/31/26 and 212,101 shares at 12/31/25 and 03/31/25	(4,532,652)	(4,506,019)
Total shareholders’ equity	116,842,750	113,686,978
Total liabilities and shareholders’ equity	$1,235,284,772	$1,287,558,946

Book value per common share outstanding	$20.88	$20.36

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Community Bancorp. and Subsidiary

Consolidated Statements of Income (unaudited)

	Quarter Ended	Quarter Ended
	March 31, 2026	March 31, 2025
Interest income
Interest and fees on loans	$14,432,621	$13,215,032
Interest on taxable debt securities	804,751	859,231
Interest on tax-exempt debt securities	80,411	80,411
Dividends	51,958	47,890
Interest on federal funds sold and overnight deposits	657,098	321,948
Total interest income	16,026,839	14,524,512
Interest expense
Interest on deposits	4,176,632	4,185,907
Interest on borrowed funds	385,950	370,977
Interest on repurchase agreements	293,730	285,959
Interest on junior subordinated debentures	222,647	243,345
Total interest expense	5,078,959	5,086,188
Net interest income	10,947,880	9,438,324
Credit loss expense	391,505	325,054
Net interest income after credit loss expense	10,556,375	9,113,270
Non-interest income
Service fees	936,477	886,782
Income from sold loans	69,546	69,377
Other income from loans	350,194	270,167
Income from investment in CFS Partners	242,438	249,350
Other income	146,685	102,933
Total non-interest income	1,745,340	1,578,609
Non-interest expense
Salaries and wages	2,578,836	2,320,066
Employee benefits	1,111,276	1,017,974
Occupancy expenses, net	774,981	781,856
Other expenses	2,592,267	2,383,716
Total non-interest expense	7,057,360	6,503,612
Income before income taxes	5,244,355	4,188,267
Income tax expense	875,253	662,810
Net income	$4,369,102	$3,525,457
Earnings per common share	$0.78	$0.62
Weighted average number of common shares used in computing earnings per share	5,586,133	5,605,278
Dividends declared per common share	$0.25	$0.24

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Community Bancorp. and Subsidiary

Earnings Per Share (“EPS”) (unaudited)

(Dollars in thousands, except share data)

	For the Quarter Ended March 31,
	2026	2025
	(In thousands, except per share data)
Net income	$4,369	$3,525
Less: dividends to preferred shareholders	–	$30
Net income available to common shareholders	$4,369	$3,495
Weighted average number of common shares used in computing earnings per share	5,586,133	5,605,278
Earnings per common share	$0.78	$0.62

Reconciliation of GAAP to Non-GAAP Measures

(unaudited)

Community Bancorp. and Subsidiary

(Dollars in thousands, except share data)

Quarter Ended
March 31, 2026
Computation of Pre-tax, pre-provision net revenue
Net interest income	$10,948
Non-interest income	$1,745
Less: Non-interest expense	$7,057
Pre-tax, pre-provision net revenue	$5,636

Computation of Pre-tax, pre-provision net revenue return on average assets
Pre-tax, pre-provision net revenue	$5,636
Average Assets	$1,249,845
Pre-tax, pre-provision net revenue return on average assets	1.83%

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	As of
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Computation of Fully Diluted Tangible Book Value per Common Share
Total shareholders’ equity	$116,843	$113,687	$111,880	$106,343
Less:
Preferred Stock	–	–	$1,500	$1,500
Common shareholders’ equity	$116,843	$113,687	$110,380	$104,843
Less:
Goodwill	$11,574	$11,574	$11,574	$11,574
Other Intangibles	–	–	–	–
Tangible common shareholders’ equity	$105,269	$102,113	$98,806	$93,269

Common shares issued and outstanding	5,596,572	5,582,867	5,619,491	5,608,914

Fully Diluted Tangible Book Value per Common Share	$18.81	$18.29	$17.58	$16.63

	As of
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Computation of Tangible Common Equity to Tangible Assets
Common Equity	$116,843	$113,687	$110,380	$104,843
Less:
Goodwill	$11,574	$11,574	$11,574	$11,574
Other Intangibles	–	–	–	–
Tangible Common Equity	$105,269	$102,113	$98,806	$93,269

Total Assets	$1,235,285	$1,287,559	$1,226,171	$1,166,586
Less:
Goodwill	$11,574	$11,574	$11,574	$11,574
Other Intangibles	–	–	–	–
Tangible Assets	$1,223,711	$1,275,985	$1,214,597	$1,155,012

Tangible Common Equity to Tangible Assets	8.60%	8.00%	8.13%	8.08%

For more information, contact:

Investor Relations

ir@communitynationalbank.com

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